Exhibit 1.1
JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.
Dated: February 14, 2023

BRIGHTLIGHT CAPITAL MANAGEMENT LP
By: Brightlight Capital Management (GP) LLC, its general partner

By: /s/ Frank Giancarli
Name:  Frank Giancarli
Title:  Authorized Person

BRIGHTLIGHT CAPITAL MANAGEMENT (GP) LLC
By: Vadim Rubinchik, its managing member

By: /s/ Vadim Rubinchik
Name: Vadim Rubinchik
Title: Managing Member

/s/ Vadim Rubinchik
VADIM RUBINCHIK